Exhibit 99.1

magicJack Predicts Q2 2012 Analyst Estimates Have Already Been
Surpassed During Just the First Two Months of the Quarter

June results will just be additive and total results for the quarter may surpass $0.43 of operating income per share; a bad economy should continue to translate well for the Company

West Palm Beach, FL, and Netanya, Israel – June 4, 2012 - magicJack VocalTec, Ltd. (Nasdaq: CALL) (the “Company”), a cloud communications leader that invented voice over IP (VoIP) and sold over nine million magicJacks®, today communicated recent results and revised estimates. Given that the Board has authorized a buyback program, which is still active, the Company will continue to keep the investment community informed of results as they become available.

Q2 2012 Update

magicJack predicts that Q2 2012 analyst estimates of Net Income and earnings per share (“EPS”) have already been surpassed during just the first two months of the quarter. June results will just be additive and total EPS results for the quarter may surpass $0.43 per share of operating income. It is too early to predict total revenue, but it should exceed $36 million for the quarter. Continued economic weakness in the U.S. should continue to benefit the Company.

The various factors contributing to the earnings outperformance are:

1.	magicJack's newest product, the magicJack PLUS™, continues to have strong sales.
2.	The Company's media spend for new customer acquisition continues to be very efficient and scalable.
3.	The Company is collecting more access (CABS) revenue and income than expected.
4.	The sale of porting numbers, vanity numbers and Canadian numbers has been very strong.
5.	License renewal revenue and bookings continues to annually rise.
6.	Certain expenses continue to be reduced.

We expect the porting of over 700,000 phone numbers within the last year and further ports will also translate into higher renewals in the future too.

Update on Share Repurchase Program

The Company produces positive cash flow and a portion of this is being used to fund an ongoing and successful share repurchase program. Through the first quarter of 2012, the Company has repurchased stock at an average price of around $11.00 per share.  The repurchase program also successfully bought back and retired certain common stock that had preferred-like rights from an investment when the Company was private.  Given the Company’s growth rate, cash flow, future cash generation prospects, debt-free balance sheet, and the current stock price, the Company continues to believe that share repurchases using excess cash are an excellent way to enhance shareholder value.

The Company has used sales of puts and purchases of calls to reduce the cost of some share repurchases.  These puts can generate “other income/loss” during a quarter depending on the movement of the Company’s stock price with no affect on its balance sheet.  As of May 25th, the Company had a minimal amount of put contracts outstanding. Although we believe analysts and shareholders discount "other income/loss" when determining the fair value of the business and future earnings estimates, the put writing program has received some recent uncomplimentary, and not entirely accurate, publicity.  The put/call strategy used by the Company is the same cash outlay for repurchases regardless of moves in the stock price as the puts guarantee the Company can lock-in a repurchase price if put the stock.  Stock price drops can have an “other income/loss” impact using the put/call strategy but with no affect on the balance sheet. We expect an overall gain from when we started this strategy to ending it, which has produced significant discounts for our repurchase program. However, the Company has decided that the "noise" this program has generated is unhelpful and thus the Company will adopt a more traditional approach to future share repurchases that does not have an impact on the income statement.  These methods could include outright open market purchases or guaranteed share repurchase programs used by many Fortune 500 companies.

The Company estimates it can reduce the number of outstanding ordinary shares to 18-19 million within a year while still maintaining $40-$60 million in cash and cash equivalents.  At one point in 2011, the Company had over 24 million common shares outstanding.  That figure has been reduced to approximately 20 million through prior share repurchases.  The Company also has very few employee stock options outstanding and doesn’t expect to issue stock options in the future.

Revised 2012 Estimates

The Company previously provided an estimated 2012 EPS range of $1.25 to $1.50.  The Company is raising the high end of this range to $1.70.  The Company expects "other income/loss" to be neutral to these figures and does not believe “other income/loss” should be considered when shareholders and analysts assess the value of the Company.  Please refer to various financial websites to view analysts’ numbers and results of the Company’s operations.

Product and Distribution Updates

We invite shareholders to download our patent pending mobile application from the Apple App Store for iPad®, iPhone® and iPod touch® devices. The magicJack APP™ offers unparalleled voice quality and cost. There have already been millions of downloads performed. Our Android app is in the final stages of quality assurance and we expect it will launch this month. By September, we expect to add SMS and texting capabilities to our apps. People who download the app now, will find a patent pending surprise and something bound to change telecom as we know it. The Company expects to begin distributing its products in the Wholesale Club channel before the end of the year.  It also will develop a network marketing and viral campaign.

Andrew MacInnes, magicJack President, added, "The product that most excites me is the MagicJack WiFi device which we expect to launch near the end of Q3 2012.  Our team invented a new type of power supply for the magicJack that not only provides Ethernet connectivity, but also the ability to add a DECT chipset which will turn the device into a portable phone base station.  We expect the device will allow multiple handsets to be used for simultaneous phone conversations using a single device.  We also expect to enable a 4G modem to be connected to the power supply  turning the device into a WiFi hotspot and offering triple play capability.  This setup will enable the Company to expand its target market to include small business customers who are looking for a simple and cost-effective solution to their telecom and data needs.  Our value proposition relative to competitive alternatives will be superb."

CEO Dan Borislow concludes, "We expect to maintain a laser-like focus on launching new products that provide unparalleled value to customers.  If we are successful, we expect it will drive significant future shareholder value.  My family and I are the largest shareholders in the Company and I am more excited than ever about our future prospects.  We have a superb team and a fundamental cost advantage over our competition, not to mention a unique go to market approach that is extremely difficult to replicate.  We must continue to leverage these advantages to grow and prosper as the best quality products at the lowest prices will always win.  I encourage shareholders to download our app and experience the product for themselves.  I am also looking forward to our magicJack WiFi product and related other products and services that come with it. I will say it over and over again - very few people have ever heard voice quality like the magicJack WiFi produces. The best quality at the lowest prices in an easy to use product should always be a winner."

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements about our projected revenues, cash flows, strategy, future operations, new product introductions and customer acceptance, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things: changes to our business resulting from increased competition; any operational or cultural difficulties associated with the continuing integration of the businesses of VocalTec and YMax; potential adverse reactions or changes to business relationships resulting from the completion of the merger; unexpected costs, charges or expenses resulting from the merger; the ability of the combined Company to achieve the estimated potential synergies or the longer time it may take, and increased costs required, to achieve those synergies; our ability to develop, introduce and market innovative products, services and applications; our customer turnover rate and our customer acceptance rate; changes in general economic, business, political and regulatory conditions; availability and costs associated with operating our network; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies; the degree of legal protection afforded to our products; changes in the composition or restructuring of us or our subsidiaries and the successful completion of acquisitions, divestitures and joint venture activities; and the various other factors discussed in the “Risk Factors” section of  our Annual Report on Form 10-K  and other filings  with the Securities and Exchange Commission. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

magicJack® is a registered trademark of magicJack VocalTec Ltd. All other product or company names mentioned are the property of their respective owners.

About magicJack VocalTec Ltd.

magicJack VocalTec Ltd. (Nasdaq: CALL), the inventor of VoIP including the softphone and magicJack, has the goal of becoming the leading international provider of global voice over many platforms. The Company has achieved sales of over nine million of the easy-to-use, award-winning magicJack since the device’s launch in 2008, and has the use of over 30 patents, some dating to when the Company invented VoIP. It is the largest reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and certification in number of states, and the network has historically had uptime of over 99.99 percent.

Contact:

Investor Relations
Andrew MacInnes, President
561-749-2255
ir@magicJack.com

Media Relations
Kari Hernandez, INK Public Relations for magicJack
512-382-8982
magicjack@ink-pr.com